Filed pursuant to Rule 424(b)(5)

Registration No. 333-239751

PROSPECTUS SUPPLEMENT (TO PROSPECTUS SUPPLEMENT DATED OCTOBER 13, 2020)

VAXART, INC.

Common Stock

This prospectus supplement amends, supplements, and supersedes our prospectus supplement dated October 13, 2020 related to an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC and Piper Sandler & Co., and should be read together with the accompanying prospectus dated July 8, 2020.

Effective September 13, 2021, we terminated the Sales Agreement and discontinued all offers and sales of our common stock, par value $0.0001 per share, thereunder. Between July 8, 2020, the date of the Sales Agreement, and September 13, 2021, we sold an aggregate of 13,932,490 shares of common stock pursuant to the Sales Agreement for aggregate gross proceeds of approximately $133.4 million.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies	Piper Sandler

The date of this prospectus supplement is September 15, 2021